September 10, 1999


Securities  and  Exchange  Commission
Washington,  DC   20549

Ladies  and  Gentlemen:

We were previously principal accountants for Concurrent Computer Corporation and, under the date of September 22, 1998, we reported on the consolidated financial statements of Concurrent Computer Corporation and subsidiaries as of and for the years ended June 30, 1998 and 1997. On August 19, 1999, we were notified that Concurrent Computer Corporation engaged Deloitte & Touche LLP as its principal accountants for the fiscal year ending June 30, 2000 and the auditor - client relationship with KPMG LLP will cease upon completion of the audit of Concurrent Computer Corporation consolidated financial statements as of and for the year ended June 30, 1999 and the issuance of our report thereon. We have read Concurrent Computer Corporation's statements included under Item 4 of its Form 8-K dated August 18, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Concurrent Computer Corporation's statement that the change in auditors was approved by the Board of Directors upon the recommendation of the audit committee and we are not in a position to agree or disagree with Concurrent Computer Corporation's statement that neither a written report nor oral advice was provided to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue to a specified transaction or the type of audit opinion that might be rendered on Concurrent Computer Corporation's financial statements.

Very  truly  yours,



KPMG  LLP

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